EXHIBIT 23(a)



                   CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Niagara Mohawk Power Corporation of our report dated January 25, 1996 appearing on page 50 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A dated June 25, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules appearing on page 89 of this Form 10-K. We also consent to the incorporation by reference in the Registration Statement of our report dated April 19, 1996 of the Annual Report of the Employee Savings Fund Plans on Form 11-K for the year ended December 31, 1995.




/s/ Price Waterhouse LLP


PRICE WATERHOUSE LLP


Syracuse, New York
October 9, 1996